Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of our report dated June 24, 2011 relating to the consolidated financial statements of Toyota Motor Corporation on Form 20-F for the year ended March 31, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Aarata

Nagoya, Japan

July 13, 2011